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                                                                    EXHIBIT 12.1

                                CSX CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (MILLIONS OF DOLLARS)

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                                                                                FOR THE FISCAL YEARS ENDED
                                                  ----------------------------------------------------------------------------
                                                    DEC. 26,        DEC. 27,        DEC. 29,        DEC. 30,        DEC. 31,
                                                      1997            1996            1995            1994            1993
                                                  ------------    ------------    ------------    ------------    ------------
EARNINGS:
  Earnings Before Income Taxes                          $1,183          $1,316            $974          $1,006            $633
  Interest Expense                                         451             249             270             281             298
  Amortization of Debt Discount                              4               2               2               3               1
  Interest Portion of Fixed Rent                           197             189             184             206             206
  Undistributed (Earnings) Loss of Affiliates
    Accounted for Using the Equity Method                 (150)             (6)              3              10               7
  Minority Interest                                         41              42              32              21              14
                                                  ------------    ------------    ------------    ------------    ------------

Earnings, as Adjusted                                   $1,726          $1,792          $1,465          $1,527          $1,159
                                                  ============    ============    ============    ============    ============

FIXED CHARGES:
  Interest Expense                                         451             249             270             281             298
  Capitalized Interest                                       3               5               6               9               6
  Amortization of Debt Discount                              4               2               2               3               1
  Interest Portion of Fixed Rent                           197             189             184             206             206
                                                  ------------    ------------    ------------    ------------    ------------

Fixed Charges                                             $655            $445            $462            $499            $511
                                                  ============    ============    ============    ============    ============

Ratio of Earnings to Fixed Charges                         2.6x            4.0x            3.2x            3.1x            2.3x
                                                  ============    ============    ============    ============    ============
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